UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2009

RESOURCE ACQUISITION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Primary Capital LLC
80 Wall Street, 5th Floor
New York, NY 10005
 (Address of principal executive offices)

(212) 300-0070
(Telephone number, including area code)

DK INVESTORS, INC.
(Former Name or Former Address, if Changed Since Last Report)

Copies to:
Richard I. Anslow, Esq.
Anslow & Jaclin, LLP
195 Rt. 9 South, Suite 204
Manalapan, NJ, 07726
Tel.: (732) 409-1212
Fax.: (732) 577-1188

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 27, 2009, DK Investors, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Resource Acquisition Group, Inc., (“Resource Acquisition”) a Nevada Corporation and wholly owned subsidiary of the Company, whereby the Company merged with and into Resource Acquisition and Resource Acquisition being the surviving corporation.  Pursuant to the Merger Agreement, Resource Acquisition acquired all of the assets and assumed all of the liabilities and obligations of the Company.  The shareholders of the Company received one (1) common share of Resource Acquisition for every two (200) hundred common shares they owned in the Company. The Merger Agreement was executed to further the Company’s plan to re-domesticate its corporate existence from New York to Nevada as described in the Company’s Definitive 14C filed with the Securities & Exchange Commission on September 2, 2009.

Item 2.01  Completion of Acquisition or Disposition of Assets

On October 26, 2009, the Company and SGK Nanostructures, Inc., a New York corporation (“SGK”) and wholly owned subsidiary of the Company, entered into an Asset Purchase Agreement (the “Agreement”).  Pursuant to the Agreement, the Company conveyed all of its right title and interest in its business activities in the field of commercializing proprietary technologies and capabilities in the field of nanotechnology (the “Legacy Business”) in exchange for a pro rata spin-off of the Legacy Business.  The assets conveyed to SGK consisted of:

(a)	Technology related to two patent applications which are pending
(b)	$ 64,246.99 which represents 50% of the current Notes, accrued salary and related expenses due to Mr. John Leo
(c)	$ 110,000 Note payable due to Nano dynamics
(d)	$ 18,541.50 which represents 50% of the accrued salary due to Mr. Brian Zucker
e)	Any and all liabilities related to the business of SGK Nanostructures

The Agreement was executed to further the Company’s plan to spin-off its corporate assets as described in the Company’s Definitive 14C filed with the Securities & Exchange Commission on September 2, 2009.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Agreement and Plan of Merger

10.2	Asset Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 19, 2009		RESOURCE ACQUISTION GROUP, INC.

	By:	/s/ John C. Leo
John C. Leo Chief Executive Officer

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